JOINT FILER INFORMATION


Name: Arete Corporation
Address: P.O. Box 1299, Center Harbor, NH 03226
Designated Filer: Micro-Generation Technology Fund, LLC
Issuer and Ticker Symbol: Evergreen Solar, Inc. (ESLR)
Date of Event Requiring Statement:  November 10, 2003

ARETE CORPORATION

/s/ Edwin C. Pease
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Edwin C. Pease
Attorney-in-fact for Arete Corporation